December 8, 2005
Maritrans Inc.
Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, Florida 33602
Ladies and Gentlemen:
We have acted as counsel for Maritrans Inc., a Delaware corporation (the “Company”), in connection with (i) the offering and sale by the Company of 3,000,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), pursuant to that certain Underwriting Agreement, dated December 8, 2005 (the “Underwriting Agreement”), between the Company and UBS Securities LLC, as representative of the several underwriters set forth therein (the “Underwriters”), and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-128108), as amended by Amendment No. 1 filed on October 13, 2005 (the “Registration Statement”), and the prospectus included therein (the “Base Prospectus”), by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Common Stock is registered. On December 9, 2005, the Company filed with the SEC the Base Prospectus and a prospectus supplement dated December 8, 2005 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act.
In connection with this opinion letter, we have examined the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Amended and Restated By-Laws of the Company and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
We have also assumed for purposes of our opinion that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite

Maritrans Inc.
December 8, 2005

organizational and legal power and authority to perform their obligations under the Underwriting Agreement.
Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when the Shares are issued and delivered in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Shares will be duly authorized and validly issued and will be fully paid and non-assessable.
The opinions expressed herein are limited to the laws of the United States, the General Corporation Law of the State of Delaware, as amended, and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion with respect to the laws of any other jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan Lewis & Bockius LLP